Exhibit 99.1

FOR IMMEDIATE RELEASE

OceanFirst Financial Corp. and Sun Bancorp, Inc. Announce January 29, 2018 Election Deadline for Merger Consideration

TOMS RIVER, NEW JERSEY and MOUNT LAUREL, NEW JERSEY, JANUARY 12, 2018 – OceanFirst Financial Corp. (NASDAQ: OCFC) (“OceanFirst”) and Sun Bancorp, Inc. (NASDAQ: SNBC) (“Sun”) today announced that the “Election Deadline” (as described in the election materials previously provided to holders of record of Sun common stock (the “Sun Common Stock”), as well as holders of Sun restricted stock awards and restricted stock unit awards (collectively, the “Sun Holders”)) is 5:00 p.m. Eastern Time on January 29, 2018. The Election Deadline is based on OceanFirst’s and Sun’s current expectation that the proposed merger transaction (the “Transaction”) will be completed on January 31, 2018, as previously disclosed. However, the completion of the Transaction remains subject to the satisfaction or waiver of certain customary conditions contained in that certain Agreement and Plan of Merger, dated as of June 30, 2017 (the “Merger Agreement”), by and among OceanFirst, Sun and Mercury Merger Sub Corp., a wholly-owned subsidiary of OceanFirst.

The Election Deadline, as provided in the Merger Agreement, is the deadline by which Sun Holders may elect to receive cash, shares of OceanFirst common stock or both as “merger consideration” in connection with the Transaction pursuant to a formula, and subject to allocation and proration procedures, set forth in the Merger Agreement.

Sun Holders wishing to make an election must deliver to American Stock Transfer & Trust Company, LLC (the “Exchange Agent”), a properly completed Election Form, by the Election Deadline of 5:00 p.m. Eastern Time on January 29, 2018, except as discussed in the following paragraph with respect to Sun Holders who hold shares of Sun Common Stock in “street name.” Each Sun Holder should have received a copy of the Election Form.

The election materials do not provide for a guaranteed delivery procedure. Sun Holders bear the risk of ensuring proper and timely delivery of their election materials.

Sun Holders who hold their shares through a bank, broker or other nominee or employees who hold their shares through the Sun 401(k) may be subject to an earlier deadline than the Election Deadline for making their elections, based on the instructions of their brokers, banks or other nominees or trustees. Any Sun Holder that holds shares of Sun Common Stock through a broker should contact their broker for more information.

Subject to the allocation and proration procedures set forth in the Merger Agreement, Sun Holders may elect to receive, with respect to each share of Sun Common Stock held by such Sun Holder or underlying such Sun Holder’s restricted stock awards or restricted stock unit awards, either

(i) an amount in cash (the “Cash Consideration”) equal to the sum, rounded to the nearest one-tenth of a cent, of (A) $3.78 and (B) the product, rounded to the nearest one-tenth of a cent, of 0.7884 multiplied by the volume-weighted average trading price of shares of common stock, par value $0.01 per share, of OceanFirst (the “OceanFirst Common Stock”) on the NASDAQ Global Select Market (as reported by The Wall Street Journal) for the five full trading days ending on the last trading day preceding January 31, 2018 (the “OceanFirst Share Closing Price”); or

(ii) a number of shares of OceanFirst Common Stock equal to the quotient (the “Exchange Ratio”), rounded to the nearest one-ten thousandth, of (A) the Cash Consideration divided by (B) the OceanFirst Share Closing Price (the “Stock Consideration” and, together with the Cash Consideration and any cash (without interest) in lieu of fractional shares of Company Common Stock, the “Merger Consideration”).

As a result of the allocation and proration procedures set forth in the Merger Agreement, Sun Holders may receive cash and OceanFirst common stock in a different proportion from what they elected, depending on whether either form of consideration is oversubscribed under the terms of the Merger Agreement. The aggregate amount of the Cash Consideration will not exceed the product of (x) $3.78 and (y) the total number of shares of Sun Common Stock issued and outstanding immediately prior to the effective time of the Transaction. Sun Holders will not receive any consideration if the closing of the Transaction does not occur.

Sun Holders who do not submit properly completed election materials to the Exchange Agent by the Election Deadline will be deemed to have made no election and such Sun Holders will have no control over the type of consideration to be received by such Sun Holders in the Transaction.

The documents necessary to make an election were previously mailed to Sun Holders reflected in the records of Sun as of December 27, 2017. Sun Holders may obtain additional copies of the election materials by contacting D.F. King & Co., Inc., the information agent, at (877) 478-5041 (toll-free) or (212) 493-3910.

A more detailed description of the Merger Consideration and the allocation and proration procedures applicable to elections is contained in the Joint Proxy Statement/Prospectus dated September 20, 2017. Sun Holders are urged to read the Joint Proxy Statement/Prospectus carefully and in its entirety. Copies of the Joint Proxy Statement/Prospectus may be obtained for free by following the instructions below under “Additional Information About the Proposed Transaction.”

Cautionary Notes on Forward-Looking Statements

This joint press release contains forward-looking statements. These forward-looking statements may include: management plans relating to the Transaction; the expected timing of the completion of the Transaction; the ability to complete the Transaction; any statements of the plans and objectives of management for future operations, products or services, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements are typically identified by words such as “believe,” “expect,”

“anticipate,” “intend” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time and are beyond our control. Forward-looking statements speak only as of the date they are made. Neither OceanFirst nor Sun assumes any duty or undertakes to update forward-looking statements. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that OceanFirst or Sun anticipated in its forward-looking statements and future results could differ materially from historical performance. Factors that could cause or contribute to such differences include, but are not limited to, those included under Item 1A “Risk Factors” in Sun’s Annual Report on Form 10-K, those included under Item 1A “Risk Factors” in OceanFirst’s Annual Report on Form 10-K, those included under Item 1A “Risk Factors” in Sun’s most recent Quarterly Report on Form 10-Q, those included under Item 1A “Risk Factors” in OceanFirst’s most recent Quarterly Report on Form 10-Q, those disclosed in Sun’s and OceanFirst’s respective other periodic reports filed with the Securities and Exchange Commission (the “SEC”), as well as the possibility that expected benefits may not materialize in the timeframe expected or at all, or may be more costly to achieve; that the Transaction may not be timely completed, if at all; that prior to the completion of the Transaction or thereafter, Sun’s and OceanFirst’s respective businesses may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies; that outstanding customary closing conditions are not satisfied in a timely manner or at all; reputational risks and the reaction of the companies’ customers, employees and other constituents to the Transaction; and diversion of management time on merger-related matters. For any forward-looking statements made in this joint press release or in any documents, each of OceanFirst and Sun claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Additional Information about the Proposed Transaction

This communication is being made in respect of the proposed Transaction involving Sun and OceanFirst and Sun. In connection with the proposed Transaction, OceanFirst has filed with the SEC and the SEC has declared effective, a definitive Registration Statement (File No. 333-220235) on Form S-4, as amended by that certain Amendment No. 1 to Form S-4, containing a joint proxy statement/prospectus and other documents regarding the proposed Transaction. Before making any investment decision, the respective investors and stockholders of Sun and OceanFirst are urged to carefully read the entire joint proxy statement/prospectus that Sun and OceanFirst have mailed to their respective stockholders and any other relevant documents filed by either company with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about Sun, OceanFirst and the proposed Transaction. You may also obtain these documents, free of charge, from OceanFirst by accessing OceanFirst’s website at www.oceanfirstonline.com under the tab “Investor Relations” and then under the heading “SEC Filings” or from Sun by accessing Sun’s website at www.sunnationalbank.com under the tab “Investor Relations”, then under the heading “Filings” and then under the heading “SEC Documents.”

Company Contact:

For OceanFirst Financial Corp.:

Jill Hewitt

Senior Vice President

OceanFirst Financial Corp.

Tel: (732) 240-4500, ext. 7513

Email: jhewitt@oceanfirst.com

For Sun Bancorp, Inc.:

Mike Dinneen

Senior Vice President, Director of Marketing & Communications

Tel: (856) 552-5013

Email: mdinneen@sunnb.com